                                                                    EXHIBIT 99.6

                             JOINT FILING AGREEMENT


          The undersigned hereby agree that the Statement on Schedule 13D, dated February 12, 2002 (the "Schedule 13D"), with respect to the Common Stock, par
                        ------------
value $0.01 per share, of Classic Vacation Group, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-(f) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 12, 2002.



EXPEDIA, INC.


By  /s/ Mark S. Britton
  --------------------------
Name:   Mark S. Britton
Title:  Senior Vice President,
        General Counsel and Secretary


USA NETWORK, INC.


By  /s/ Julius Genachowski
  --------------------------
Name:   Julius Genachowski
Title:  Senior Vice President
        General Counsel and Secretary